Exhibit 10.39

PURCHASE AND SALE AGREEMENT
FOR 4550 CHERRY CREEK

PURCHASE AND SALE AGREEMENT FOR 4550 CHERRY CREEK (this “Agreement”) made as of November 24, 2009 (the “Effective Date”) between 4550 CHERRY CREEK TOWER APARTMENTS, LLC, a Colorado limited liability company having an address of c/o Sentinel Real Estate Corporation, 1251 Avenue of the Americas, New York, New York 10020 (“Seller”), and BEHRINGER HARVARD MULTIFAMILY OP I LP, a Delaware limited partnership having an address of 15601 Dallas Parkway, Suite 600, Addison, Texas 75001, or its permitted assigns (said entity and its permitted assigns, the “Purchaser”).

Preliminary Statement

A.                                   Seller is the owner of that certain apartment-unit community known as 4550 Cherry Creek located in Arapahoe County, Colorado (the “Project”).

B.                                     Seller wishes to sell and Purchaser wishes to purchase the Project subject to the terms and conditions of this Agreement.

NOW THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

1.                                       Purchase and Sale; Purchase Price; Definitions.

1.01.                        Seller agrees to sell and Purchaser agrees to buy all of the Seller’s rights, title and interest in and to the following property (collectively, the “Property”) upon the terms and conditions hereinafter set forth:

(a)          that certain tract of land located in Arapahoe County, Colorado, more particularly described in Exhibit 1.01(a) attached hereto, together with all structures, facilities, installations and other improvements (including all parking structures) in, on, over or under said land, and all right, title and interest of Seller, if any, whether now or hereafter acquired, in any land lying in the bed of any street, road, avenue or alley, open or closed, in front of or adjoining the same, to the centerline thereof, and all easements, covenants and other rights appurtenant thereto, and all the estate and rights of Seller in and to the same (collectively, the “Real Property”);

(b)         the proceeds of, or any award made or to be made for, a taking of all or any part of the Real Property by any governmental authority pursuant to the exercise of its power of eminent domain;

(c)          all tangible personal property owned or leased by Seller and used exclusively in connection with the operation of the Real Property, excluding computer software,

but including, without limitation, computer hardware, the name “4550 Cherry Creek,” “Cherry Creek Tower Apartments” and any other names (to the extent that such exist) associated with the Property, the rights to the website for the Property (including any photographs and floor plans thereon), any URL or domain names for the Property, all machinery, furniture, furnishings, decorations, decorative plants and office, landscaping, gardening, maintenance, communications, security and other equipment, including, without limitation, all those items listed in Exhibit 1.01(c) (the “Personal Property”);

(d)         the Leases (as defined below) and all leases entered into by Seller after the date hereof in accordance with Section 7.02 below;

(e)          the agreements described on Exhibit 1.01(e) and all service contracts entered into by Seller after the date hereof in accordance with Section 7 below (collectively, the “Service Contracts”);

(f)            all assignable licenses, authorizations, approvals and permits issued by any governmental or quasi-governmental authorities, and any assignable other intangible property relating to the operation, ownership, use, occupancy or maintenance of the Property;

(g)         all assignable warranties or guaranties presently in effect from contractors, suppliers or manufacturers of personal property installed in or used in connection with the Property or any work performed or improvements included as a part of the Property; and

(h)         to the extent located at the Property, all surveys, blue prints, drawings, plans and specifications (including, without limitation, structural, HVAC, mechanical and plumbing plans and specifications) and other documentation for or with respect to the construction or operation of the Real Property or any part thereof.

1.02.                        The aggregate purchase price (the “Purchase Price”) for the Property shall be Fifty-Three Million and no/100ths Dollars ($53,000,000.00), and shall be paid as follows:

(a)          $500,000.00, together with all interest accrued thereon (the “Initial Deposit”), within two (2) business days of the execution of this Agreement by Seller and Purchaser, to be deposited in escrow with First American Title Insurance Company of New York (“Escrow Agent”),

(b)         $500,000.00 (the “Second Deposit”, the term “Second Deposit” shall include all interest accrued thereon) on or prior to the expiration of the Due Diligence Period (as defined below), to be deposited in escrow with the Escrow Agent,

(c)          if applicable, the Third Deposit (as defined below) to be deposited in escrow with the Escrow Agent as provided in Section 3.01 below (the Initial Deposit and, if applicable, the Second Deposit and Third Deposit are collectively referred to herein as the “Deposit” and individually as the “Deposit”), and

(d)         The balance of the Purchase Price, subject to apportionment and proration as provided herein in cash by Federal wire transfer at Closing, as directed by Seller.

Concurrently with the execution of this Agreement, Purchaser is paying to Seller the sum of ONE HUNDRED AND NO/100 DOLLARS ($100.00) as independent consideration (the “Independent Consideration”) for the execution of this Agreement by Seller.  Such Independent Consideration is being paid to, and shall be retained by, Seller as additional consideration for this Agreement and not as part of the Purchase Price.  Such Independent Consideration is deemed earned by Seller as of the Effective Date of this Agreement and is non-refundable in all events.

2.                                       Investigation; Title Commitment; Survey.

2.01.                        Purchaser and its agents and representatives shall have through and until 3:00pm New York time on January 6, 2010 (the “Due Diligence Period”) in which to make an inspection of the Property and the Property Materials (as defined below).  If for any reason whatsoever Purchaser is not satisfied with the results of its due diligence review, Purchaser may terminate this Agreement by sending written notice of termination to Seller at any time prior to the expiration of the Due Diligence Period, in which event the Purchaser shall be entitled to the prompt return of the Deposit.  Purchaser’s failure to send timely notice of its termination prior to the expiration of the Due Diligence Period shall be deemed a waiver of Purchaser’s right to terminate this Agreement pursuant to this Section 2.01.  Upon any termination of this Agreement, Purchaser shall promptly return to Seller or destroy all unreturned information regarding the Property of whatever nature made available to Purchaser by Seller or Seller’s agents or representatives (the “Property Materials”), and the parties shall have no further obligations or liability hereunder, except for such obligations which expressly survive the termination of this Agreement.  Seller shall provide Purchaser the Property Materials set forth on Exhibit 2.01 within one (1) business day after the later of (i) the execution of this Agreement by all parties hereto and (ii) the date that the Deposit is received by the Escrow Agent.  Provided that Purchaser has deposited the Deposit with the Escrow Agent as required hereby, during the term of this Agreement, upon reasonable advance notice to Seller (which notice shall be delivered at least one full business day prior to property visits and at least three full business days prior to visits involving testing or entry into any tenant’s apartment) (which notices may be by telephone), Purchaser, its agents and representatives shall be entitled to enter upon the Property during regular business hours (subject to the rights of tenants in possession) to perform such inspections and tests of the Property as Purchaser deems reasonably necessary to evaluate the purchase of the Property; provided, however, that in no event shall (i) such inspections or tests unreasonably disrupt or disturb the on-going operation of the Property or the rights of the tenants at the Property, (ii) Purchaser or its agents or representatives drill or bore on or through the surface of the Property or conduct any other invasive test without Seller’s prior written consent, which consent may be given or withheld in such Seller’s sole and absolute discretion, and (iii) Purchaser perform any tests at or on the Property after the expiration of the Due Diligence Period.  For the avoidance of doubt, during Purchaser’s visits to the Property permitted hereunder, Purchaser shall be entitled to review Seller’s lease files located at the Property.  Purchaser shall furnish to Seller satisfactory evidence that Purchaser is insured under a policy of general liability insurance providing limits of not less than Two Million and no/100ths Dollars ($2,000,000.00) (which amount may be met in combination with an umbrella/excess liability policy) against any and all personal injury, death, loss, damage, expense, liability or responsibility whatsoever which may be occasioned, directly or indirectly, by reason of this exercise of this right of entry upon or inspection of the Property by Purchaser of any of its agents or assigns.  Purchaser agrees to repair any damage to the Property caused by any testing or inspection and to indemnify and hold Seller harmless from and against any expense, claim or liability for personal injury or property damage caused by entry upon the Property by Purchaser’s agents, representatives or employees in connection with Purchaser’s inspection pursuant to this Section 2.01 or any other entry by Purchaser on the Property, provided, however, such indemnity shall not cover the mere discovery of existing conditions.  Purchaser shall promptly upon receiving notice of any lien placed on the Property by reason of Purchaser’s or its agent’s or representative’s tests or inspections, cause the lien to be discharged or bonded at Purchaser’s sole expense, and such lien shall be deemed a Permitted Exception.  Purchaser anticipates causing its independent contractors, agents, consultants and other representatives conducting the inspection pursuant to this Section 2.01 or any other entry by Purchaser on the Property (collectively, “Purchaser’s Feasibility Representatives”) to procure and maintain during the term of this Agreement liability insurance of not less than $2,000,000 and to cause Purchaser’s Feasibility Representatives to indemnify and hold Purchaser harmless from claims, liabilities, damages, losses, costs, and expenses (including reasonable attorneys’ fees) for and from which Purchaser is obligated to indemnify and hold Seller harmless in this Section 2.01.  If (i) Purchaser is obligated to indemnify and hold Seller harmless in this Section 2.01 and (ii) Seller actually receives money on account of any indemnification and hold harmless from Purchaser’s Feasibility Representatives (by way of an assignment from Purchaser to Seller or otherwise), Purchaser shall not be obligated to indemnify and hold Seller harmless in this Section 2.01 to the extent of such money actually received by Seller.  Anything contained herein to the contrary notwithstanding, the foregoing indemnity shall survive the Closing or the termination of this Agreement for any reason.

Seller shall terminate each Service Contract which is terminable at no cost to Seller on no more than thirty (30) days notice effective as of the Closing Date if Purchaser notifies Seller to terminate the same prior to the expiration of the Due Diligence Period.

2.02.                        As soon as practical after the execution and delivery of this Agreement, Seller shall, if it has not already done so, order a commitment (the “Title Commitment”) for a 2006 ALTA extended owner’s title insurance policy, issued by First American Title Insurance Company (the “Title Insurance Company”), together with copies of all recorded documents (“Exception Documents”) referred to in the Title Commitment and the Searches (as hereafter defined).

(b)         As soon as practical after the execution and delivery of this Agreement, Seller shall, if it has not already done so, order (i) an ALTA survey of the Real Property (the “Survey”) by a surveyor licensed in the State of Colorado certified to Seller, Purchaser and the Title Insurance Company setting forth and depicting, such matters necessary to obtain extended title insurance coverage for the Real Property over all general survey exceptions and (ii) Current UCC, tax lien and judgment searches with respect to Seller and its manager, Cherry Creek Manager, Inc., for the Real Property and the Personal Property showing all liens, security interests and adverse claims affecting the Seller’s interest in the Real Property and/or the Personal Property (collectively, “Searches”). The Survey shall meet the Minimum Standard Detail Requirements for ALTA/ACSM Land Title Surveys adopted by the ALTA and the ACSM in 2005 and shall include Table A Items 1-4, 6, 7(a), 7(c), 8, 9, 10, 11(a), and 14.

(c)          On or before the date which is five (5) business days after receipt by Purchaser of all of the Title Commitment, Exception Documents, Survey and Searches (or any update, amendment, or change to any of the same), Purchaser may provide Seller with written notice (each, a “Purchaser’s Exception Notice”) setting forth a list of the matters set forth or disclosed in the same that are not acceptable to Purchaser (each, an “Unpermitted Exception” and, collectively, Unpermitted Exceptions”; and all matters not so objected to are herein referred to as “Permitted Exceptions”).  Notwithstanding the foregoing, Purchaser shall not object to (i) any exception for the rights of tenants under the Leases or any leases entered into in accordance with Section 7.02 below or any other matter permitted thereunder, and the same shall be deemed “Permitted Exceptions”; (ii) in respect of the Survey, any matter unless said matter constitutes a material defect, encroachment or other material adverse title and/or survey matter that is not set forth on Exhibit 2.01(c), and said matters to which Purchaser is not permitted to object shall be deemed “Permitted Exceptions”; and (iii) any of the matters set forth on Exhibit 2.01(c), all of which are deemed “Permitted Exceptions”.

2.03.                        Seller shall have the right, but not the obligation, within five (5) business days after receipt of a Purchaser’s Exception Notice (a “Seller’s Election Period”), to send Purchaser written notice (a “Seller’s Election Notice”) that Seller has agreed to use reasonable efforts to remove or otherwise remedy any or all of the Unpermitted Exceptions set forth in such Purchaser’s Exception Notice on or before the Closing Date.  If Seller provides Purchaser with such written notice within such Seller’s Election Period, Seller shall use reasonable efforts (but shall not be required to undertake any litigation) to remove or otherwise remedy the Unpermitted Exceptions set forth on such Seller’s Election Notice in a manner reasonably acceptable to Purchaser on or before the Closing Date, and in the event that Seller despite such reasonable efforts fails to remove or remedy such Unpermitted Exceptions in a manner reasonably acceptable to Purchaser on or before the Closing Date, Purchaser, as its sole remedy, shall be entitled to terminate this Agreement.  Upon such termination, Escrow Agent shall promptly deliver the Deposit to Purchaser and Purchaser promptly shall destroy or return or cause to be returned to Seller all unreturned Property Materials received by Purchaser and its agents and representatives from Seller and the parties shall have no further rights or obligations hereunder except as otherwise expressly provided herein.

2.04.                        If Seller does not agree within a Seller’s Election Period to remove all Unpermitted Exceptions referenced in the applicable Purchaser’s Exception Notice on or before the Closing Date as hereinbefore provided, Purchaser shall have five (5) business days after the earlier of (i) receipt of the applicable Seller’s Election Notice or (ii) the expiration of the applicable Seller’s Election Period to give Seller notice that Purchaser has elected to terminate this Agreement or that it has waived the applicable Title Objections that Seller has not agreed to remove.  Upon any such termination, the Escrow Agent shall promptly deliver the Deposit to Purchaser and Purchaser shall destroy or return or cause to be returned to Seller all unreturned Property Materials received by Purchaser and its agents and representatives from Seller and the parties shall have no further rights or obligations hereunder, except as otherwise expressly provided herein.  If Purchaser sends the foregoing notice of waiver (or if Purchaser fails to give such notice) within the aforesaid five (5) business day period, then the condition set forth in this Article 2 shall be deemed satisfied or waived and the parties shall, subject to the satisfaction of all other terms and conditions applicable to the respective parties’ obligations hereunder, be obligated to proceed to Closing.  In such event the term “Permitted Exceptions” as used herein in connection with the status of title to be conveyed to Purchaser shall mean and include all exceptions designated by Purchaser as Permitted Exceptions pursuant to Section 2.02(c) hereof, as well as any Unpermitted Exceptions as to which Purchaser has so waived (or been deemed to have waived) its objections.  Notwithstanding the foregoing, Seller shall cause liens of an ascertainable amount voluntarily created by Seller to be released at the Closing or otherwise omitted from the Title Policy in a manner reasonably acceptable to Purchaser, and Seller further agrees to remove or otherwise cause to be omitted from the Title Policy in a manner reasonably acceptable to Purchaser any exceptions or encumbrances to title which are voluntarily created by Seller after the date of this Agreement without Purchaser’s consent.

3.                                       Closing.

3.01.                        The closing of the transactions contemplated by this Agreement (the “Closing”) shall be at 1:00 p.m. (New York time) on January 21, 2010 (the “Closing Date”) or such earlier date as may be designated by Purchaser in a notice from Purchaser to Seller delivered not less than ten (10) business days before such earlier Closing Date, as the same may be adjourned in accordance with the terms hereof, time being of the essence.  Notwithstanding the foregoing, Purchaser shall have a one time right to extend the Closing Date to a date certain that is not more than thirty (30) days after the initial Closing Date by delivering notice thereof to Seller (the “Extension Notice”), prior to the expiration of the Due Diligence Period.  Within three business days after its delivery of the Extension Notice (and as a condition precedent to the effectiveness of the Extension Notice), Purchaser shall deliver $1,000,000 (the “Third Deposit”, the term “Third Deposit” shall include all interest accrued thereon) to the Escrow Agent, which amount shall be paid by Purchaser and held by Escrow Agent in the same manner as the Initial Deposit.  The Closing shall be held at the offices of the Escrow Agent or at such other location as the parties may agree, or by escrow arrangement acceptable to the parties.

3.02.                        It is a condition to Purchaser’s obligations to proceed to Closing that, as of the Closing Date (a) all of Seller’s representations and warranties hereunder are true and correct in all material respects as if made on and as of the Closing Date, (b) Seller has performed all of its covenants and satisfied all of its obligations hereunder, (c) the Title Insurance Company has irrevocably committed to issue a 2006 ALTA Extended Coverage Owner’s Policy of Title Insurance (subject to payment of the portion of the premium, if any, that Purchaser is required to pay hereunder) with liability in an amount equal to the Purchase Price showing the Real Property vested in Purchaser (or Purchaser’s permitted assignee or nominee) free and clear of any occupants or rights to possession other than pursuant to the Leases (as defined in

Section 4.01(e)), the Permitted Exceptions, any leases entered into pursuant to Section 7.02 below and title exceptions, if any, resulting from documents recorded by Purchaser at Closing, (the “Title Policy”) (d) Seller has delivered all documents and made all other deliveries required in this Agreement and (e) all other conditions to Purchaser’s obligations to proceed to Closing which are set forth in this Agreement are satisfied.  If any condition to Purchaser’s obligations hereunder is not fulfilled in any material respect, including any condition not set forth in this Section 3.02, Purchaser shall have no obligation to proceed to Closing, but may do so at its option.  If a condition precedent is not fulfilled in any material respect and Purchaser is not prepared to proceed to Closing, Purchaser shall notify Seller in writing that it elects to terminate this Agreement, without limiting its rights in respect of any default by Seller provided hereunder.  Upon such termination, the Escrow Agent shall promptly return the Deposit to Purchaser and Purchaser shall destroy or return or cause to be returned to Seller all unreturned Property Materials received by Purchaser and its agents and representatives from Seller and the parties shall have no further rights or obligations hereunder except as otherwise expressly provided herein.  Purchaser acknowledges that if any of the representations and warranties made by Seller hereunder as of the date hereof are not true and complete in all material respects as if made on and as of the Closing Date, and the cause of which is not the result of Seller’s act or wrongful omission or default hereunder or breach of such representation and warranty when made, Purchaser’s sole remedy shall be either to waive the condition described in clause (a) above with respect to such representation and warranty (in which event such representation and warranty shall be deemed amended to reflect the actual state of facts of which Seller has actual knowledge) or terminate this Agreement and receive a return of the Deposit as provided above for failure of a condition.  Upon such termination, the Escrow Agent shall promptly return the Deposit to Purchaser and Purchaser shall destroy or return or cause to be returned to Seller all unreturned Property Materials received by Purchaser and its agents and representatives from Seller and the parties shall have no further rights or obligations hereunder except as otherwise expressly provided herein.

3.03.                        It is a condition to Seller’s obligations to proceed to Closing that, as of the Closing Date (a) all of Purchaser’s representations and warranties hereunder are true and correct in all material respects as if made on and as of the Closing Date, (b) Purchaser has performed all of its covenants hereunder, (c) the Purchaser has delivered all documents and made all other deliveries required in this Agreement, and (d) all other conditions to Seller’s obligations to proceed to Closing which are set forth in this Agreement are satisfied.  If any condition to Seller’s obligations hereunder is not fulfilled in any material respect, including any condition not set forth in this Section 3.03, Seller shall have no obligation to proceed to Closing, but may do so at its option.  If a condition precedent is not fulfilled in any material respect and Seller is not prepared to proceed to Closing, Seller may terminate this Agreement by sending written notice to Purchaser without limiting its rights in respect of any default by Purchaser hereunder.  Upon such termination, the Escrow Agent shall promptly return the Deposit to Purchaser and Purchaser shall destroy or return or cause to be returned to Seller all unreturned Property Materials received by Purchaser and its agents and representatives from Seller and the parties shall have no further rights or obligations hereunder except as otherwise expressly provided herein.

4.                                       Representations and Warranties of Seller.

4.01.                        Seller represents and warrants to Purchaser and its successors and assigns that:

(a)          Seller is a limited liability company duly organized and validly existing under the laws of the State of Colorado, and is authorized to own its property and conduct its business in each jurisdiction where it is required to be so authorized.

(b)         Seller has the legal right, power and authority to enter into this Agreement and the documents contemplated hereby and perform all of its obligations hereunder and thereunder, and the execution and delivery of this Agreement and the documents contemplated hereby by Seller and the performance by Seller of its obligations hereunder and thereunder (i) have been duly authorized by all requisite action and (ii) shall not conflict with, or result in a breach or violation of or default under, or be modified, restricted or precluded by (w) any of the terms, conditions and provisions of the governing documents of Seller, (x) any order, judgment, writ, injunction or decree of any court or governmental instrumentality which has been served or otherwise given to Seller, (y) any agreement or instrument to which Seller is a party or by which Seller is bound, or to which Seller or any portion of Seller’s property is subject, or (z) any law, rule or regulation.

(c)          Seller has not (i) made a general assignment for the benefit of its creditors, (ii) instituted any proceeding to be adjudicated bankrupt or insolvent or consented to the institution of bankruptcy or insolvency proceedings against it, (iii) filed a petition, answer or consent seeking reorganization or relief under any applicable Federal or state bankruptcy law or consented to the filing of any such petition or to the appointment of a receiver, liquidator, assignee, trustee, sequestrator or other similar official of it or of any part of its property, (iv) admitted in writing its inability to pay its debts generally as they become due, or (v) taken any action in furtherance of any of the foregoing.

(d)         Except as set forth in Exhibit 4.01(d), to Seller’s knowledge, Seller has not received written notice from any governmental agency requiring the correction of any condition with respect to the Property, or any part thereof, by reason of a violation of any code, ordinance, law or regulation of any city, county, state, or federal government which has not been cured.

(e)          Attached hereto as Exhibit 4.01(e) is a rent roll (the “Rent Roll”) in respect of all leases that to Seller’s Knowledge have been signed and delivered and are in effect as of the date noted thereon in respect of the Real Property (the “Leases”).  To Seller’s knowledge, the Rent Roll is true and correct in all material respects.  To Seller’s knowledge and as of the date of the Rent Roll only, (i) Exhibit 4.01(e) discloses all refundable security deposits made by each of the tenants under the Leases, (ii) no tenant is or was entitled to any rebate or concession which is not disclosed on Exhibit 4.01(e), and (iii) there are no written or oral leases affecting the Property other than those listed in Exhibit 4.01(e).

(f)            Except as set forth in Exhibit 4.01(f), to Seller’s knowledge, none of Seller’s interests in the Leases or any of the rents or amounts payable thereunder has been assigned, pledged, hypothecated or otherwise encumbered.

(g)         To Seller’s knowledge, except for the Service Contracts, there are no service or maintenance contracts or equipment leases entered into by Seller affecting the Property which are not terminable without cause on no more than 30 days notice.  To Seller’s knowledge, the copies of the Service Contracts furnished by Seller to Purchaser are true, correct and complete and there exist no defaults by Seller under any of such Service Contracts.  Except as set forth in Exhibit 4.01(h), to Seller’s knowledge, Seller has received no written notice of, nor are there any pending or threatened actions or proceedings (including, without limitation, condemnation or eminent domain proceedings or proceedings in the nature or in lieu thereof) against Seller or the Property, relating to or adversely affecting the right, title or interest of Seller in or to the Property or any part thereof or the ability of Seller to fulfill its obligations hereunder that have not been cured.

(h)         To Seller’s knowledge there are no liens or encumbrances against the Personal Property listed on Exhibit 1.01(c) other than those in connection with the existing first mortgage, if any, affecting the Property.

(i)             Seller is not a “foreign person” as that term is defined in the I.R.C., Section 1445(F)(3).

(j)             Seller has no employees.

(k)          To Seller’s knowledge, the financial statements annexed as Exhibit 4.01(k) are true and correct in all material respects with respect to the periods set forth thereon.

(l)             To Seller’s knowledge, Seller has not received written notice of any violation of Environmental Laws related to the Property or the presence or release of Hazardous Materials on or from the Property except as may be set forth in the environmental report(s) described on Exhibit 4.01(l).  The term “Environmental Laws” includes without limitation the Resource Conservation and Recovery Act and the Comprehensive Environmental Response Compensation and Liability Act and other federal laws governing the environment as in effect on the date of this Agreement together with their implementing regulations and guidelines as of the date of this Agreement, and all state, regional, county, municipal and other local laws, regulations and ordinances that are equivalent or similar to the federal laws recited above or that purport to regulate Hazardous Materials.  The term “Hazardous Materials” includes petroleum, including crude oil or any faction thereof, natural gas, natural gas liquids, liquefied natural gas, or synthetic gas usable for fuel (or mixtures of natural gas or such synthetic gas), asbestos and asbestos containing materials and any substance, material waste, pollutant or contaminant listed or defined as hazardous or toxic under any Environmental Law.

4.02.                        Any reference in this Article 4 to the knowledge of Seller shall refer only to the current actual knowledge of the Designated Representative (as defined below) of Seller,

and shall not be construed, by imputation or otherwise, to refer to the knowledge of Seller or any affiliate thereof or to impose upon such designated employees any duty to investigate the matter to which such actual knowledge, or the absence thereof, pertains.  As used herein, the term “Designated Representative” shall refer to the following people: Mr. Robert Kass, who is a Managing Director of Sentinel Real Estate Corporation, and Stephanie Chamblin, who is an asset manager in respect of the Property.

4.03.                        The representations and warranties of Seller contained in Section 4.01 shall survive the Closing until the date nine (9) months from the date thereof unless a written claim in respect thereof is still pending on such date (in which case the relevant representations and warranties shall survive as to the pending claim until its final resolution) (the “Survival Period”).

4.04.                        Notwithstanding anything to the contrary contained in this Agreement, the liability of Seller in respect of the representations and warranties contained in Section 4.01 above shall be limited to Seven Hundred Fifty Thousand and No/100ths Dollars ($750,000.00) in the aggregate, and the recovery of such amount from Seller shall be Purchaser’s sole and exclusive remedy in respect thereof.  Seller hereby covenants to Purchaser that (i) Seller shall maintain in a bank account of Seller the sum of not less than $750,000, for the nine month period following the Closing Date and (ii) Seller shall not terminate its existence with the Colorado Secretary of State until the end of the Survival Period.  This Section 4.04 shall survive Closing.

5.                                       Representations and Warranties of Purchaser.

5.01.                        Purchaser hereby represents and warrants to Seller and its successors and assigns as of the date hereof that:

(a)          Purchaser is a limited partnership duly organized and validly existing under the laws of the State of Delaware, and is authorized to own its property and conduct its business in each jurisdiction where it is required to be so authorized.

(b)         Purchaser has the legal right, power and authority to enter into this Agreement and will prior to Closing have all legal right, power and authority to perform all its obligations hereunder, and the execution and delivery of this Agreement by Purchaser and the performance by Purchaser of its obligations hereunder (i) have been duly authorized, or will be duly authorized by Closing, by all requisite action, and (ii) shall not conflict with, or result in a breach or violation of, or be modified, restricted or precluded by (w) any of the terms, conditions and provisions of the organizational documents of Purchaser, (x) any order, judgment, writ, injunction or decree of any court or governmental instrumentality which has been served or otherwise received by Purchaser, (y) any agreement or instrument to which Purchaser is a party or by which it is bound, or to which it or any portion of its property is subject, or (z) any law, rule or regulation.

5.02.                        The representations and warranties of Purchaser contained in Section 5.01 shall survive the Closing until expiration of the Survival Period.

6.                                       Brokerage.

6.01.                        Neither party has had any contact or dealings regarding the Property, or any communication in connection with the subject matter of this transaction, through any real estate broker or other person who can claim a right to a commission or finder’s fee in connection with the sale contemplated herein, other than with Apartment Realty Advisors (“Broker”), whose commission, if any, Purchaser shall pay in accordance with a separate agreement between Purchaser and Broker.  In the event any broker or finder other than Broker claims a commission or finder’s fee based upon any contact, dealings or communication, the party through whom such broker or finder makes its claim shall be responsible for said commission or fee and all costs and expenses (including reasonable attorneys’ fees) incurred by the other party in defending against the same.  The party through whom any broker or finder other than Broker makes a claim shall hold harmless, indemnify and defend the other party hereto, its successors and assigns, agents, employees, directors, officers, trustees, shareholders, members from and against any and all obligations, liabilities, claims, demands, liens, encumbrances and losses (including attorneys’ fees), whether direct, contingent or consequential, arising out of, based on, or incurred as a result of such claim.

6.02.                        The provisions of this Article 6 shall survive the Closing.

7.                                       Operations.

7.01.                        Between the date hereof and the Closing, Seller shall operate and maintain the Property in its customary manner in all material respects (including maintaining the URL or domain names currently in use for the Property and not removing any of the items of Personal Property listed on Exhibit 1.01(c) unless replaced with items of substantially the same or better quality), subject to normal wear and tear, casualty and condemnation.  Until the Closing Date Seller shall maintain insurance on the Property as currently insured, except for such changes as shall be consented to by Purchaser, which approval shall not be unreasonably withheld.

7.02.                        Between the date hereof and the Closing, Seller may enter into new leases for space in the Project in accordance with its current business practices.  After the expiration of the Due Diligence Period, Seller shall not enter into any new Lease or Lease renewals that provide for a monthly rental less than the rental presently being charged or be for a term less than six (6) months or in excess of twelve (12) months without receiving Purchaser’s prior written consent, which shall not be unreasonably withheld, provided that, notwithstanding the foregoing restrictions, Seller may renew month to month leases for the then current tenants at the Property.

7.03.                        Between the date hereof and the Closing, Seller without the written consent of Purchaser, shall not enter into any contract that will be an obligation affecting the Property subsequent to the Closing, except contracts that are terminable without cause on 30-days’ notice and without the payment of any termination or similar fee.

7.04.                        Seller shall bring all units which are vacant on the date which is seven (7) days prior to Closing, up to rent ready condition, consistent with Seller’s past practices, including working appliances (either new or minimal cosmetic damage), paint and cleaned or new (as reasonably necessary) carpets and for any such unit that Seller fails to make “rent-ready” as aforesaid one (1) business day prior to Closing, Seller shall give Purchaser a credit to be applied against the Purchase Price at Closing in the amount of $500.00.

7.05.                        Seller shall not apply any security deposits against rent delinquencies or other Lease defaults unless the subject Lease(s) have been terminated and the tenant(s) thereunder have vacated the Premises.

7.06.                        Seller shall not initiate, consent to, approve or otherwise make any change to zoning or any other governmental rules or regulations presently applicable to all or any part of the Property.

7.07.                        As of Closing, all management contracts shall have been terminated.

7.08.                        Prior to or at the Closing, Seller shall use reasonable efforts to assist Purchaser in assigning any assignable warranties or Service Contracts to Purchaser as Purchaser may request.

7.09.                        For a period of at least 72 hours before the Closing, Seller shall use reasonable efforts to discontinue data entry operations in the on-site computer system for the Property, including making deposits of rental income.  Seller acknowledges that such discontinuance is intended to afford Seller and Purchaser an opportunity to coordinate the transition of the Property in anticipation of Closing and to complete work on prorations as set forth in this Agreement.  Seller shall, as soon as reasonably practicable after discontinuing such data entry, use reasonable efforts to forward to Purchaser or its designee data to facilitate the compilation of prorations.  For the avoidance of doubt, it shall not be a default of Seller hereunder in the event that Seller does not strictly comply with the provisions of this Section 7.09.

8.                                       Closing Adjustments; Transfer of Security Deposits.

8.01.                        A statement of prorations and other adjustments (the “Closing Statement”) shall be prepared by Seller in conformity with the provisions of this Agreement and submitted to Purchaser for review, comment and approval (not to be unreasonably withheld) not less than two (2) business days prior to the Closing Date.  The following items in respect of the Property shall be apportioned at Closing in an equitable manner as of the close of business on the day prior to the Closing Date (the “Adjustment Date”) so that the income and expense items with respect to the period up to and including the Adjustment Date will be for Seller’s account and the income and expense items with respect to the period after the Adjustment Date will be for Purchaser’s account:

(a)          Rents as and when collected.  Fixed rents and other periodic charges, including without limitation any pet rents, garage rents or other recurring rents and fees (collectively, “Rent”) owed by tenants that have not been collected by Seller which are applicable to any period of time prior to the Adjustment Date, if and when collected, shall be paid by

Purchaser to Seller, subject to the following sentence. Rents collected after the Adjustment Date from a tenant who had been in arrears on the Adjustment Date shall be deemed first to be payment of amounts, if any, due from such tenant in respect of the period in which the Adjustment Date falls, then in respect of periods subsequent to the Adjustment Date, and any balance shall be deemed to be payment of amounts in arrears on the Adjustment Date. Purchaser shall use reasonable efforts to collect rent arrearages due Seller from tenants, provided that Purchaser shall not be obligated to commence any litigation against such tenants, incur any expense in collecting such arrearages or terminate any tenant’s lease.  If after ninety (90)days following the Closing Date, Purchaser has failed to collect any such rent arrearages, Seller may institute proceedings against such tenant to collect such rent arrearages, provided that in no event shall Seller be entitled to terminate such tenant’s lease or dispossess such tenant.  Purchaser and Seller agree to promptly deliver to the other the portion of any rents collected by such party to which the other is entitled pursuant to this Section.

(b)         All real and personal property taxes and other taxes and assessments imposed on the owner of the Property, as owner, and not paid by others.  If the Closing shall occur before the taxes and assessments are fixed for the current tax year, the apportionment of such taxes and assessments shall be tentatively made on the basis of the best available information on the current assessment and tax rate and shall be finally adjusted (and any necessary payments shall be made) at such time as the tax bill shall be issued.  If after the Closing there shall be a retroactive increase in the assessment of the Property and a corresponding increase in the real or personal property taxes and assessments imposed on the owner of the Property: (i) if such increase (other than an increase arising solely from the sale of the Property to Purchaser) shall relate to the tax year in which the Closing occurred such increase shall be prorated by Seller and Purchaser on a per diem basis based on their respective periods of ownership during the period such increase is effective, (ii) if such increase shall relate to any tax year subsequent to the tax year which the Closing occurred, such increase shall be the obligation of Purchaser, and (iii) if such increase shall relate to any tax year prior to the tax year in which the Closing occurred, such increase shall be the obligation of Seller.

(c)          Utility charges, payable by the owner of the Property, including water and sewer charges, except that where practicable, utility readings shall be taken on the day prior to the Closing, and Seller shall bear the charges for utility services based on such reading and Purchaser shall bear charges for all such utility services thereafter.

(d)         Income from and charges under the Service Contracts not terminated at Closing and any transferable permits and licenses necessary for the operation of the Property.

(e)          All prepaid rents.

(f)            Other income and expenses of operation and similar items to the extent each of the same is customarily prorated between buyers and sellers of real property in Denver, Colorado.

8.02.                        Any item of income or expense which should be apportioned and which is not or cannot be apportioned as of the Adjustment Date shall be reasonably estimated by Seller at Closing (for purposes of the Closing Statement) and then duly apportioned and prorated as soon as determined.  Purchaser shall receive a credit at Closing in an amount equal to all then unpaid leasing commissions due in respect of the leases at the Property.

8.03.                        Seller shall pay for the cost of the Title Policy (other than for extended coverage and endorsements), all real property transfer taxes due upon recordation of the deed, Seller’s attorney’s fees, one-half of the cost of Survey and one-half of any fees charged by Escrow Agent for its services hereunder.  Purchaser shall be responsible for the payment of the state documentary fee, recording fees for the deed, Purchaser’s attorneys fee, the cost of extended coverage and all endorsements issued in connection with the Title Policy (except those insuring over Unpermitted Exceptions, but only to the extent Seller has agreed in writing after the date hereof to pay for the same) and one-half of any fees charged by Escrow Agent for its services hereunder and for one-half of the cost of Survey.  Any other closing cost not designated hereunder shall be payable per local custom.

8.04.                        In the event of any reduction in the assessed valuation of the Real Property for any fiscal year, the net amount of any tax savings, after deduction of reasonable expenses and tax service fees shall (a) with respect to fiscal years (for real estate taxes) ending prior to the fiscal year in which the Closing Date shall occur, be payable to Seller, (b) with respect to the fiscal year (for real estate taxes) in which the Closing Date shall occur, be adjusted between Seller and Purchaser as of the Closing Date so that the amount of such savings with respect to the period up to (and including) the Closing Date shall be payable to Seller and the remaining amount shall be payable to Purchaser and (c) with respect to all fiscal years after the fiscal year in which the Closing Date shall occur, be payable to Purchaser. Notwithstanding the foregoing Purchaser shall not adjust or settle any such protest or proceeding with respect to such fiscal years ending prior to the fiscal year in which the Closing Date shall occur without Seller’s prior written consent, which consent shall not be unreasonably withheld or delayed. Any such protest or proceeding which relates in whole or in part to any period after the Closing Date shall be prosecuted by Purchaser. Any such protest or proceeding which relates in whole or in part to periods prior to the Closing Date may be prosecuted by Seller provided any settlement of the same shall be subject to the consent of Purchaser, which consent shall not be unreasonably withheld.

8.05.                        Any post-closing adjustments due either party shall be promptly made. Seller shall pay over to Purchaser any amounts received by it following the Closing in respect of the Property to which Purchaser is entitled not more than ten (10) days from the date received.

8.06.                        All refundable deposits held by Seller pursuant to the terms of the Leases shall, together with accrued interest thereon (but only (i) if such interest is required by law and/or the Leases to be paid to tenant under any such Leases or (ii) if the Leases require such interest to become a part of such security deposit), if any, be transferred to Purchaser as a credit against the Purchase Price at Closing, and thereafter Purchaser shall indemnify Seller from and against any and all claims, by tenants, their successors and assigns for such refundable deposits and interest thereon credited to Purchaser at Closing.  All accrued interest under said security deposits, if any, which is not required to be transferred to Purchaser by the immediately preceding sentence shall be for Seller’s account.

8.07.                        The provisions of this Article 8 shall survive the Closing until the date which is twelve (12) months from the date thereof, except for Sections 8.06, which shall survive indefinitely.

9.                                       Closing Documents.

9.01.                        Seller shall deliver, or cause to be delivered, to Purchaser on the Closing Date:

(a)          a deed, in the form of Exhibit 9.01(a), duly executed by Seller and acknowledged in form suitable for recording, conveying to Purchaser title to the Real Property (the “Deed”);

(b)         four originals of a bill of sale in the form of Exhibit 9.01(b) (the “Bill of Sale”) duly executed by Seller;

(c)          four originals of an assignment and assumption of leases in the form of Exhibit 9.01(c) duly executed by Seller, assigning to Purchaser all of Seller’s interest in the Leases and the security deposits referred to in Section 8.06 (the “Assignment and Assumption of Leases”);

(d)         four originals of an assignment and assumption of contracts in the form of Exhibit 9.01(d) duly executed by Seller, assigning to Purchaser all of Seller’s interest in the Service Contracts and all assignable licenses, intangibles and warranties relating to the Project (“Assignment and Assumption of Contracts”);

(e)          four originals of a letter in the form of Exhibit 9.01(e)-1, signed by Seller, advising the Tenants of the transfer of ownership to Purchaser and a letter advising vendors under the Approved Service Contracts of the change in ownership of the Property in the form attached hereto as Exhibit 9.01(e)-2;

(f)            a non-foreign status certification duly executed by Seller, certifying that Seller is not a “foreign person”, pursuant to Section 1445 (as may be amended) of the Internal Revenue Code of 1986, as amended (“Code”);

(g)         to the extent Seller can truthfully give the same, an American Land Title Association extended coverage statement/affidavit regarding title, mechanics liens and such other customary matters as may be reasonably requested by the Title Insurance Company in order to cause it to issue the Owner’s Title Insurance Policy to Purchaser as contemplated by this Agreement;

(h)         a schedule, certified by Seller, of rent arrearages as of the Closing Date, together with an updated certified Rent Roll including a certified schedule of other amounts (in each case separately itemized) due from tenants;

(i)             certified resolutions, incumbency certificates and other evidence reasonably satisfactory to Purchaser’s counsel as to the authority of Seller to consummate the transactions contemplated by this Agreement;

(j)             all keys for the Property in the possession of Seller;

(k)          the Closing Statement signed by Seller, setting forth the prorations and adjustments to be made pursuant to Article 8 above;

(l)             an affidavit or other statement acceptable to Escrow Agent providing the information necessary for the Escrow Agent to file the Form 1099 required by the provisions of Section 6045(e) of the Code and the Escrow Agent’s acceptance of the obligation to file such form;

(m)       Colorado Department of Revenue Form 1083 and, if applicable, Form 1079 and any other necessary state, county or local governmental transfer tax forms or returns; and

(n)         A certificate certifying to Purchaser that all representations and warranties of Seller contained herein are true and correct as of Closing, or if untrue, specifying which are not true and correct.

9.02.                        Purchaser shall deliver, or cause to be delivered to Seller on the Closing Date:

(a)          the balance of the Purchase Price due pursuant to Section 1.02, in immediately available funds by Federal Reserve Bank wire transfer to such account(s) and bank(s) as Seller shall designate in writing;

(b)         four originals of the Assignment and Assumption of Leases duly executed by Purchaser;

(c)          four originals of the Assignment and Assumption of Contracts duly executed by Purchaser;

(d)         certified resolutions (which may be standing resolutions) as to the authority of Purchaser to consummate the transactions contemplated by this Agreement;

(e)          the Closing Statement signed by Purchaser; and

(f)            Form TD 1000 (Real Property Transfer Declaration) and any other necessary state, county or local governmental transfer tax forms or returns.

(g)         A certificate certifying to Seller that all representations and warranties of Purchaser contained herein are true and correct as of Closing, or if untrue, specifying which are not true and correct.

10.                                 Notices.  All notices required or permitted to be given pursuant to the terms hereof shall be in writing and shall be delivered either by (a) certified mail, return receipt requested, in which case notice shall be deemed received three (3) business days after deposit, postage prepaid in the U.S. mail, (b) a reputable messenger service or a nationally recognized overnight courier, in which case notice shall be deemed received one (1) business day after deposit with such messenger or courier, (c) facsimile or other telecopy transmission (followed with “hard copy” sent by a nationally recognized overnight courier or mail as aforesaid), in which case notice shall be deemed received when the facsimile or other telecopy transmission is received, provided such receipt occurs before 6:00 p.m. recipient’s local time on a business day, otherwise at 8:30 a.m. recipient’s local time on the next business day or (d) personal delivery with receipt acknowledged in writing, in which case notice shall be deemed received upon delivery.  Notices shall be deemed given or sent upon deposit in the U.S. mail in the case of clause (a) above, or upon deposit with a reputable messenger or courier in the case of clause (b) above.  Notices shall be deemed given or sent upon receipt of electronic confirmation in the case of clause (c) above or upon receipt in the case of clause (d).  All such notices shall be addressed as follows:

To Seller:	c/o Sentinel Real Estate Corporation. 1251 Avenue of the Americas New York, New York 10020 Telephone: (212) 408-2911 Facsimile: (212) 603-8253 Attention: Mr. Robert Kass

With a copy to:	Seward & Kissel LLP One Battery Park Plaza New York, New York 10004 Telephone: (212) 574-1364 Facsimile: (212) 480-8421 Attention: Mark Brody, Esq.

To Purchaser:	Behringer Harvard Multifamily OP I LP 15601 Dallas Parkway, Suite 600 Addison, Texas 75001 Telephone: (214) 655-1600 Facsimile: (214) 655-1610 Attention: Mark T. Alfieri

With copies to:	Miller, Egan, Molter & Nelson LLP 4514 Cole Avenue, Suite 1250 Dallas, Texas 75205

Telephone: (214) 628-9502 Facsimile: (214) 628-9505 Attention: Walter D. Miller, Esq.

To Escrow Agent:	First American Title Insurance Company of New York Telephone: (212) 850-0632 Facsimile: (212) 331-1506 Attention: Bruce Clay

The foregoing addresses may be changed by written notice to the other party as provided herein. Counsel for any party may give notices to the other party with the same effect as if given by the party.  Rejection or other refusal to accept or inability to deliver because of changed address of which no notice was given shall be deemed to be receipt of the notice, request or other communication.

11.                                 Damage to Property; Taking.

11.01.                  If, prior to the Closing, the Property or any part thereof (i) is damaged by casualty for which in the judgment of a licensed architect or Engineer selected by Seller with reasonable approval by Purchaser the cost of repair does not exceed, in the aggregate, one million and No/100ths Dollars ($1,000,000.00), the Closing shall proceed without regard to such damage and Seller shall assign to Purchaser all insurance proceeds, and claims of Seller thereto, attributable to the Property arising from the casualty, together with the proceeds of any rent loss insurance allocable to periods after the Closing Date, and Purchaser shall receive a credit against the Purchase Price equal to the positive difference, if any, of (a) the expected cost of such repair as determined above less (b) the amount of insurance proceeds expected to be realized (other than rent loss insurance proceeds for periods after the Closing Date which shall be assigned to Purchaser as described above) as a result of such casualty, taking into account that (x) deductibles, (y) coinsurance requirements and (z) damage from such casualty, the cost of repairing of which is not covered by existing insurance, will reduce the amount of insurance proceeds expected to be realized, all as reasonably determined by Seller, subject to the reasonable approval of Purchaser.  Purchaser’s credit described in the immediately preceding sentence shall be reduced by the reasonable cost of repairs incurred by Seller in order to shore up any dangerous condition at the Property.  If, prior to the Closing, there has been any taking by eminent domain, but there has been no Material Taking (as defined below), the Closing shall proceed without regard to any such taking by eminent domain and Seller shall pay over and assign to Purchaser all awards recovered or recoverable on account of such taking.

11.02.                  If the Property or any part thereof (i) is damaged by casualty for which in the judgment of a licensed architect or Engineer selected by Seller with reasonable approval by Purchaser the cost of repair is in excess of one million and No/100ths Dollars ($1,000,000.00), or (ii) is taken by eminent domain prior to the Closing Date which materially and adversely affects the then current use or value of the Property, including but not limited to a materially adverse change in access to the Property or the taking of all or any material part of the building located at the Property (a “Material Taking”), either Seller or Purchaser may elect to terminate this

Agreement by sending written notice to the other party within thirty (30) days of learning of the same, and the Closing Date shall be extended, if necessary, to provide Purchaser or Seller with a full thirty (30) days to make such determination.  Upon such termination, the Deposit shall be promptly returned to Purchaser and Purchaser shall destroy or return or cause to be returned to Seller all unreturned Property Materials received by Purchaser and its agents and representatives from Seller and the parties shall have no further rights or obligations hereunder except as otherwise expressly provided herein.  If neither party terminates this Agreement pursuant to the preceding sentence, the Closing shall proceed without regard to such damage, taking or notice of taking, as the case may be, and Seller shall assign to Purchaser all insurance proceeds, and claims of Seller thereto, attributable to the Property arising from the casualty, together with the proceeds of any rent loss insurance allocable to periods after the Closing Date, and Purchaser shall receive a credit against the Purchase Price equal to the deductible amount and/or coinsurance amount under the applicable insurance policy, or Seller shall pay over and assign to Purchaser all awards recovered or recoverable on account of such taking, as the case may be.  If neither party terminates this Agreement pursuant to this Article 11, then Seller shall not compromise, settle, or adjust any claims to such proceeds, or awards, without Purchaser’s prior written consent, which consent shall not unreasonably be withheld.

11.03.                  If and to the extent that Seller is required in this Article 11 to assign and transfer to Purchaser all of Seller’s right, title, and interest in and to insurance proceeds, and claims of Seller thereto, attributable to the Property arising from the casualty, together with the proceeds of any rent loss insurance allocable to periods after the Closing Date Seller shall, at the election of Seller and at Purchaser’s expense, use commercially reasonable efforts to cause its insurance carriers to either (i) pay any such unpaid proceeds and insurance to Purchaser and for Purchaser’s benefit or (ii) pay any such unpaid proceeds and insurance to Seller, in which case Seller shall promptly remit the same to Purchaser  The provisions of this Section 11.03 shall survive the Closing.

12.                                 Remedies.

12.01.                  In the event the transaction contemplated by this Agreement does not close solely as a consequence of default by Purchaser, the Escrow Agent shall deliver the Deposit to Seller and Seller shall retain the Deposit as liquidated damages.  The parties have agreed that Seller’s actual damages, in the event of a default by Purchaser, would be extremely difficult or impracticable to determine.  THEREFORE, THE PARTIES ACKNOWLEDGE THAT THE AMOUNT OF THE DEPOSIT HAS BEEN AGREED UPON AS THE PARTIES’ BEST, AND THEY BELIEVE REASONABLE, ESTIMATE OF SELLER’S DAMAGES AND AS SELLER’S SOLE AND EXCLUSIVE REMEDY AGAINST PURCHASER, AT LAW OR IN EQUITY, IN THE EVENT OF A DEFAULT UNDER THIS AGREEMENT ON THE PART OF PURCHASER.  THE PARTIES FURTHER ACKNOWLEDGE THAT THE FOREGOING LIQUIDATED DAMAGES ARE INTENDED NOT AS A PENALTY, BUT AS FULL LIQUIDATED DAMAGES IN THE EVENT OF PURCHASER’S DEFAULT.

12.02.                  In the event that the Closing does not occur solely as a result of a default on the part of Seller hereunder, Purchaser may, as its sole and exclusive remedy, either

(a) terminate this Agreement in which event the Deposit shall immediately be returned to Purchaser, or (b) specifically enforce the terms and conditions of this Agreement.  Purchaser shall not be entitled to any other remedy for damages or otherwise which it may have at law or in equity as a consequence of such default; provided, however, in the event the remedy of specific performance is not available to Purchaser due to willful act of Seller, Seller shall reimburse Purchaser for Purchaser’s reasonable actual, out of pocket, third-party expenses (including reasonable attorneys’ fees) incurred by it under the Agreement, not to exceed $100,000.00 in the aggregate.  Prior to any reimbursement by Seller to Purchaser described in the immediately preceding sentence, Purchaser shall provide Seller with reasonable evidence of the incurrence and payment of any such out of pocket expense by Purchaser.

12.03.                  The provisions of this Article 12 shall not limit or restrict Purchaser or Seller from seeking to enforce or otherwise seeking damages relating to any provisions of this Agreement which expressly survive the termination of this Agreement, Purchaser’s indemnity of Seller pursuant to Section 2.01 above, or the mutual indemnities set forth in Article 6 above.

13.                                 Escrow.

13.01.                  The Deposit shall be held in escrow by Escrow Agent in an interest bearing account until disbursed as herein provided.  Any interest accrued on the Deposit shall be paid to whichever party is entitled to the Deposit in accordance with the provisions of this Agreement. The Deposit shall be held and disbursed by Escrow Agent in the following manner:

(a)          to Seller at the Closing upon consummation of the Closing; or

(b)         to Seller upon receipt by Escrow Agent of written demand therefor, stating (i) that Purchaser has defaulted in the performance of Purchaser’s obligations under this Agreement and the facts and circumstances underlying such default or (ii) that Seller is otherwise entitled to the Deposit pursuant to the terms of this Agreement; provided, however, that Escrow Agent shall not honor such demand until at least ten (10) days after it has sent a copy of such demand to Purchaser, nor thereafter, if Escrow Agent shall have received written notice of objection from Purchaser in accordance with the provisions of Section 13.02; or

(c)          to Purchaser upon receipt of written demand therefor, stating that either (i) this Agreement has been terminated pursuant to a provision hereof and certifying the basis for such termination, or (ii) Seller shall have defaulted in performance of Seller’s obligations under this Agreement and the facts and circumstances underlying such default or that Purchaser is otherwise entitled to the Deposit under the provisions of this Agreement; provided, however, that Escrow Agent shall not honor such demand until at least ten (10) days after it has sent a copy of such demand to Seller, nor thereafter if Escrow Agent shall have received written notice of objection from Seller in accordance with the provisions of Section 13.02.  Notwithstanding the foregoing, if Escrow Agent receives a written demand from Purchaser for the return of the Deposit on or before the expiration of the Due Diligence Period, then Escrow Agent shall immediately send notice thereof to Seller and comply with said demand notwithstanding any contrary instruction Escrow Agent may receive from Seller.

13.02.                  Upon receipt of written demand for the Deposit by Purchaser or Seller pursuant to clause (b) or (c) of Section 13.01 (other than a demand from Purchaser on or before expiration of the Due Diligence Period, as provided above), Escrow Agent shall promptly send a copy thereof to the other party.  The other party shall have the right to object to the delivery of the Deposit by sending written notice of such objection to Escrow Agent within the greater of five (5) days or three (3) business days after Escrow Agent delivers a copy of the written demand to the objecting party but not thereafter.  Such notice shall set forth the basis for objecting to the delivery of the Deposit.  Upon receipt of such notice, Escrow Agent shall promptly send a copy thereof to the party who made the written demand.

13.03.                  In the event of any dispute between the parties regarding the Deposit, Escrow Agent shall disregard all instructions received and at its option either (i) hold the Deposit until the dispute is mutually resolved and Escrow Agent is advised of fact in writing by both Seller and Purchaser, or Escrow Agent is otherwise instructed by a final non-appealable judgment of a court of competent jurisdiction, or (ii) deposit the Deposit into a court of competent jurisdiction (whereupon Escrow Agent shall be released and relieved of any and all liability and obligations hereunder from and after the date of such deposit).

13.04.                  In the event Escrow Agent shall be uncertain as to its duties or rights hereunder or shall receive conflicting instructions, claims or demands from the parties hereto, or instructions which conflict with any of the provisions of this Agreement, Escrow Agent shall be entitled (but not obligated) to refrain from taking any action other than to keep safely the Deposit until Escrow Agent shall be instructed otherwise in writing signed by both Seller and Purchaser, or by final judgment of a court of competent jurisdiction.

13.05.                  Escrow Agent may rely upon, and shall be protected in acting or refraining from acting upon, any written notice, instruction or request furnished to it hereunder and believed by it to be genuine and to have been signed or presented by the proper party or parties, provided that any modification of this Article 13 shall be signed by Escrow Agent, Purchaser and Seller.

13.06.                  Seller and Purchaser shall jointly and severally hold Escrow Agent harmless against any loss, damage, liability or expense incurred by Escrow Agent not caused by its willful misconduct or gross negligence, arising out of or in connection with its entering into this Agreement and the carrying out of its duties hereunder, including the reasonable costs and expenses of defending itself against any claim of liability or participating in any legal proceeding.  Escrow Agent may consult with counsel of its choice, and shall have full and complete authorization and protection for any action taken or suffered by it hereunder in good faith and in accordance with the opinion of such counsel.

13.07.                  Escrow Agent may resign at will and be discharged from its duties or obligations hereunder by giving notice in writing of such resignation specifying a date when such resignation shall take effect; provided, however, that (i) prior to such resignation a substitute escrow agent is approved in writing by Seller and Purchaser, which approval shall not be unreasonably withheld or delayed, or (ii) Escrow Agent shall deposit the Deposit with a court of competent jurisdiction.  After such resignation, Escrow Agent shall have no further duties or liability hereunder.

13.08.                  Purchaser and Seller, together, shall have the right to terminate the appointment of Escrow Agent hereunder by giving to it notice of such termination, specifying the date upon which such termination shall take effect and designating a replacement escrow agent, who shall sign a counterpart of this Agreement.  Upon demand of such successor escrow agent, the Deposit shall be turned over and delivered to such successor escrow agent, who shall thereupon be bound by all of the provisions hereof.

13.09.                  Seller and Purchaser shall be jointly and severally responsible for the reimbursement to Escrow Agent of all out-of-pocket expenses, disbursements and advances (including reasonable attorneys’ fees) incurred or made by Escrow Agent in connection with the carrying out of its duties hereunder.

13.10.                  Escrow Agent’s agreements and obligations hereunder shall terminate and Escrow Agent shall be discharged from further duties and obligations hereunder upon final payment of the Deposit in accordance with the terms of this Agreement.

14.         Survival; Disclaimer; Waiver.

14.01.                  The representations, warranties, covenants, agreements and indemnities contained in this Agreement shall not survive the Closing, except to the extent otherwise expressly provided herein.

14.02.                  PURCHASER HEREBY ACKNOWLEDGES AND AFFIRMS THAT SELLER DOES NOT, BY THE EXECUTION AND DELIVERY OF THIS AGREEMENT, AND SELLER SHALL NOT, BY THE EXECUTION AND DELIVERY OF ANY DOCUMENT OR INSTRUMENT EXECUTED AND DELIVERED IN CONNECTION WITH THE CLOSING, MAKE ANY WARRANTY, EXPRESS OR IMPLIED, OF ANY KIND OR ANY NATURE WHATSOEVER WITH RESPECT TO THE PROPERTY (INCLUDING WITHOUT LIMITATION THE DIMENSIONS OR THE SQUARE FOOTAGE OF THE PROPERTY), AND ALL SUCH WARRANTIES ARE HEREBY DISCLAIMED, EXCEPT AS OTHERWISE EXPRESSLY PROVIDED IN THIS AGREEMENT, THE DEED AND THE DOCUMENTS AND MATERIALS DELIVERED BY SELLER AT CLOSING.  EXCEPT AS EXPRESSLY PROVIDED IN THIS AGREEMENT, THE DEED AND THE DOCUMENTS AND MATERIALS DELIVERED BY SELLER AT CLOSING, SELLER MAKES NO EXPRESS OR IMPLIED WARRANTY OF SUITABILITY OR FITNESS OF THE PROPERTY FOR ANY PURPOSE, OR AS TO THE MERCHANTABILITY, TITLE, VALUE, QUALITY, CONDITION OR SALABILITY OF ANY OF THE PROPERTY.  THE SALE OF THE PROPERTY BY SELLER TO PURCHASER SHALL BE “AS IS” AND “WHERE IS” AND PURCHASER IS RELYING SOLELY ON THE TITLE COMMITMENT AS TO TITLE MATTERS AND THE RESULTS OF ITS TESTS AND INSPECTIONS AS TO THE PHYSICAL CONDITION OF THE PROPERTY EXCEPT AS OTHERWISE EXPRESSLY PROVIDED IN THIS AGREEMENT, THE DEED AND SUCH DOCUMENTS AND

MATERIALS DELIVERED BY SELLER AT CLOSING. PURCHASER HEREBY ACKNOWLEDGES THAT IT HAS NOT RELIED AND WILL NOT RELY ON, AND SELLER IS NOT LIABLE OR BOUND BY, ANY EXPRESS OR IMPLIED WARRANTIES, GUARANTIES, STATEMENTS, REPRESENTATIONS OR INFORMATION PERTAINING TO THE PROPERTY OR RELATING THERETO (INCLUDING SPECIFICALLY, WITHOUT LIMITATION, OFFERING PACKAGES DISTRIBUTED WITH RESPECT TO THE PROPERTY) MADE OR FURNISHED BY SELLER, THE MANAGER OF THE PROPERTY OR ANY REAL ESTATE ADVISOR OR AGENT REPRESENTING OR PURPORTING TO REPRESENT SELLER, TO WHOMEVER MADE OR GIVEN DIRECTLY OR INDIRECTLY, ORALLY OR IN WRITING, UNLESS SPECIFICALLY SET FORTH IN THIS AGREEMENT, THE DEED OR SUCH DOCUMENTS AND MATERIALS TO BE DELIVERED BY SELLER AT CLOSING.

14.03.                  WITHOUT LIMITING THE GENERALITY OF SECTION 14.02, PURCHASER ACKNOWLEDGES THAT CERTAIN MATERIALS AND SUBSTANCES THAT WERE IN COMMON USE WITHOUT REGULATION AT AND SINCE THE ORIGINAL CONSTRUCTION OF THE IMPROVEMENTS MAY NOW BE DEEMED TO BE HAZARDOUS MATERIALS OR HAZARDOUS SUBSTANCES UNDER APPLICABLE LAW OR THE USE, OR THE METHOD OF USE, OF SUCH ITEMS MAY NOW BE PROHIBITED OR REGULATED, THAT SOME OF THOSE MATERIALS AND SUBSTANCES MAY HAVE BEEN USED IN THE ORIGINAL CONSTRUCTION OF THE IMPROVEMENTS OR THE SUBSEQUENT MAINTENANCE OF THE PROPERTY, THAT PRIOR OWNERS OF THE PROPERTY OR ADJACENT PROPERTY MAY HAVE STORED, RELEASED, TRANSPORTED OR OTHERWISE DISPOSED OF MATERIAL ON SUCH PROPERTIES DEEMED TO BE HAZARDOUS SUBSTANCES UNDER APPLICABLE LAW, AND THAT, NOTWITHSTANDING SELLER MAKING AVAILABLE ANY ENVIRONMENTAL STUDIES, ENGINEERING REPORTS OR OTHER INVESTIGATIONS, PURCHASER SHALL BE SOLELY RESPONSIBLE FOR ALL INVESTIGATION OR INQUIRY INTO SUCH ITEMS AND NEITHER SELLER NOR ITS PREDECESSORS IN TITLE SHALL HAVE ANY LIABILITY WHATSOEVER TO PURCHASER FOR ANY CLAIMS RELATING TO OR ARISING FROM THE EXISTENCE, REMOVAL AND REMEDIATION (INCLUDING CONSEQUENTIAL DAMAGES) OF SUCH ITEMS.  THE FOREGOING SHALL NOT BE INTERPRETED TO WAIVE ANY CLAIM OF PURCHASER WITH RESPECT TO ANY BREACH BY SELLER OF ITS REPRESENTATIONS AND WARRANTIES IN THIS AGREEMENT AND THE DOCUMENTS AND MATERIALS TO BE DELIVERED BY SELLER AT CLOSING.  PURCHASER REPRESENTS TO SELLER THAT PURCHASER HAS CONDUCTED, OR DURING THE DUE DILIGENCE PERIOD, WILL CONDUCT SUCH INVESTIGATIONS OF THE PROPERTY, INCLUDING BUT NOT LIMITED TO, THE PHYSICAL AND ENVIRONMENTAL CONDITIONS THEREOF, AS PURCHASER DEEMS NECESSARY OR DESIRABLE TO SATISFY ITSELF AS TO THE CONDITION OF THE PROPERTY AND THE EXISTENCE OR NON-EXISTENCE OR CURATIVE ACTION TO BE TAKEN WITH RESPECT TO ANY HAZARDOUS MATERIALS ON OR DISCHARGED FROM THE PROPERTY, AND WILL RELY SOLELY UPON SAME AND NOT UPON ANY INFORMATION PROVIDED BY OR ON BEHALF OF SELLER OR ITS AGENTS OR EMPLOYEES WITH RESPECT THERETO, OTHER THAN

SUCH REPRESENTATIONS, WARRANTIES AND COVENANTS OF SELLER, IF ANY, AS ARE EXPRESSLY SET FORTH IN THIS AGREEMENT.  UPON CLOSING, PURCHASER SHALL ASSUME THE RISK THAT ADVERSE PHYSICAL AND ENVIRONMENTAL CONDITIONS, MAY NOT HAVE BEEN REVEALED BY PURCHASER’S INVESTIGATIONS, AND PURCHASER, UPON CLOSING, SHALL BE DEEMED (EXCEPT AS OTHERWISE EXPRESSLY SET FORTH HEREIN OR WITH RESPECT TO SELLER’S OBLIGATIONS SET FORTH IN THE DOCUMENTS TO BE DELIVERED BY SELLER AT CLOSING AND FOR CLAIMS OF FRAUD ON THE PART OF SELLER) TO HAVE WAIVED, RELINQUISHED AND RELEASED SELLER (AND SELLER’S OFFICERS, TRUSTEES, DIRECTORS, SHAREHOLDERS, EMPLOYEES AND AGENTS) FROM AND AGAINST ANY AND ALL CLAIMS, DEMANDS, CAUSES OF ACTION (INCLUDING CAUSES OF ACTION IN TORT) LOSSES, DAMAGES, LIABILITIES, COSTS AND EXPENSES (INCLUDING REASONABLE ATTORNEYS’ FEES) OF ANY AND EVERY KIND OR CHARACTER, KNOWN OR UNKNOWN WHICH PURCHASER MIGHT HAVE ASSERTED OR ALLEGED AGAINST SELLER (AND SELLER’S OFFICERS, TRUSTEES, DIRECTORS, SHAREHOLDERS, EMPLOYEES AND AGENTS) AT ANY TIME BY REASON OF OR ARISING OUT OF ANY LATENT OR PATENT CONSTRUCTION DEFECTS OR PHYSICAL CONDITIONS, VIOLATIONS OF ANY APPLICABLE LAWS AND ANY AND ALL OTHER ACTS, OMISSIONS, EVENTS, CIRCUMSTANCES OR MATTERS REGARDING THE PROPERTY; PROVIDED, HOWEVER, THAT NOTHING CONTAINED HEREIN SHALL LIMIT, IMPAIR OR OTHERWISE AFFECT ANY RIGHTS OF PURCHASER AGAINST (I) PARTIES UNRELATED TO SELLER ARISING UNDER ANY OF THE CONTRACTS, AGREEMENTS OR RIGHTS ASSIGNED BY SELLER TO PURCHASER PURSUANT TO THIS AGREEMENT, AND (II) ANY RIGHT OF CONTRIBUTION WHICH PURCHASER MAY HAVE AGAINST SELLER IN RESPECT OF ANY CLAIM MADE AGAINST PURCHASER BY ANY THIRD PARTY (OTHER THAN PURCHASER’S AFFILIATES) IN RESPECT OF ANY TORT THAT OCCURRED PRIOR TO CLOSING.

14.04.                  The provisions of this Article 14 shall survive the Closing.

15.         Miscellaneous.

15.01.                  No waiver by any party of any breach hereunder shall be deemed a waiver of any other or subsequent breach.

15.02.                  This Agreement may not be altered, amended, changed, waived, terminated or modified in any respect or particular unless the same shall be in writing and signed by or on behalf of the parties hereto.

15.03.                  This Agreement shall be binding upon and inure to the benefit of the parties hereto and to their respective successors and assigns.  Purchaser may not assign its interest in this Agreement without Seller’s prior consent.  Notwithstanding the preceding sentence, and without limitation to Purchaser’s rights under Section 15.15 hereof, upon written notice to Seller at least five (5) business days prior to Closing, Purchaser shall have the one time right to assign this Agreement to any entity that is both (i) an entity directly or indirectly controlling or controlled by or under direct or indirect common control with Purchaser, Behringer Harvard Holdings, LLC or Behringer Harvard Multifamily REIT I, Inc. and (ii) at least 51% owned directly or indirectly by Purchaser, Behringer Harvard Holdings, LLC or Behringer Harvard Multifamily REIT I, Inc.  As used in this Agreement, the term “Purchaser” shall be deemed to include any permitted assignee, designee or other transferee of the initial Purchaser.  Seller may not assign any of its rights hereunder without the prior consent of Purchaser. No assignment by Purchaser shall relieve Purchaser of any obligations hereunder without the execution of and the delivery to Seller of an assignment and assumption of this Agreement in form and substance reasonably satisfactory to Seller.

15.04.                  All understandings and agreements heretofore had between the parties hereto are merged into this Agreement and the Exhibits hereto, which fully and completely express the parties’ agreement with respect to all matters pertaining to the Property.

15.05.                  This Agreement shall be governed by and construed in accordance with the laws of the State of Colorado without reference to the choice of law doctrine of such State.

15.06.                  Each of the Exhibits attached hereto is hereby incorporated herein and made a part of this Agreement for all purposes.

15.07.                  This Agreement is for the sole and exclusive benefit of the parties hereto and their respective permitted successors and assigns, and, except as specifically provided in Article 13, no third party is intended to or shall have any rights hereunder.

15.08.                  (a)          The headings and captions herein are inserted for convenient reference only and the same shall not limit or construe the paragraphs or sections to which they apply or otherwise affect the interpretation hereof.

(b)         Unless the context otherwise requires, the terms “hereby”, “hereof”, “herein”, “hereunder” and any similar terms shall refer to this Agreement, and the term “hereafter” shall mean after, and the term “heretofore” shall mean before the date of this Agreement.

(c)          Unless the context otherwise requires, words of the masculine, feminine or neuter gender shall mean and include the correlative words of other genders, and words importing the singular number shall mean and include the plural number and vice versa.

(d)         Words importing persons shall include firms, associations, partnerships (including limited partnerships), limited liability companies, trusts, corporations and other legal entities, including public bodies, as well as natural persons.

(e)          An “affiliate” of any specified person means any other person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified person; provided that if a person holds, directly or indirectly, a beneficial interest of 10% or more in such specified person or is an officer, director, general partner, trustee or a family member of such specified person, such person shall be deemed to be an affiliate of such specified person. For the purposes of the foregoing definition, a family member shall include a spouse, a child (natural or adopted), a spouse of any such child, a grandchild, a sister, a brother, a parent, a lineal descendant of any of the foregoing or a trust for the benefit of any of the foregoing.

(f)            The terms “include”, “including” and similar terms shall be construed as if followed by the phrase “without limitation”.

15.09.                  The parties agree that no trustee, officer, director, shareholder, limited partner, principal, parent, affiliate, member, manager or agent of any of the parties hereto shall be held to any personal liability for any obligation of, or claim against such party, and the parties agree to look only to the assets of the other parties for sums payable by, or the performance of any obligation of, such parties, except to the extent permitted by law in connection with any claim based upon the intentional or willful fraud or intentional or willful misconduct, or the intentional or willful misapplication of funds or any other misapplication which constitutes direct conversion of such funds by such party or any affiliates of such party.

15.10.                  In the event of any litigation between the parties hereto concerning the terms hereof, the losing party shall pay the reasonable attorneys’ fees and costs incurred by the prevailing party in connection with such litigation, including appeals.  This Section 15.10 shall survive the Closing or the termination of this Agreement.

15.11.

(a)          Neither Purchaser nor its general partner is, nor will they become, an entity with whom United States persons or entities are restricted from doing business under regulations of the Office of Foreign Asset Control (“OFAC”) of the Department of the Treasury (including those named on OFAC’s Specially Designated and Blocked Persons List) or under any statute, executive order (including the September 24, 2001, Executive Order Blocking Property and Prohibiting Transactions with Persons Who Commit, Threaten to Commit, or Support Terrorism), or other governmental action and is not and will not engage in any dealings or transactions or be otherwise associated with such persons or entities.

(b)         Neither Seller nor any of its partners, members, shareholders or other equity owners is, nor will they become, a person or entity with whom United States persons or entities are restricted from doing business under regulations of the Office of Foreign Asset Control (“OFAC”) of the Department of the Treasury (including those named on OFAC’s Specially Designated and Blocked Persons List) or under any statute, executive order (including the September 24, 2001, Executive Order Blocking Property and Prohibiting Transactions with Persons Who Commit, Threaten to Commit, or Support Terrorism), or other governmental action and is not and will not engage in any dealings or transactions or be otherwise associated with such persons or entities.

(c)          This Section 15.11 shall survive Closing.

15.12.                  This Agreement may be executed in any number of identical counterparts, each of which shall be deemed an original, but all of which together shall constitute but one and the same agreement.  Handwritten signatures to this Agreement transmitted by telecopy or electronic transmission (for example, through use of a Portable Document Format or “PDF” file) shall be valid and effective to bind the party so signing.  Each party agrees to promptly deliver to the other party an executed original of this Agreement with its actual signature, but a failure to do so shall not affect the enforceability of this Agreement, it being expressly agreed that each party to this Agreement shall be bound by its own telecopied or electronically transmitted handwritten signature and shall accept the telecopied or electronically transmitted handwritten signature of the other party to this Agreement.

15.13.                  Time is of the essence of this Agreement.  In the event the last day for performance of any matter herein falls on a Saturday, Sunday or legal holiday in the States of Colorado, Texas or New York, the time for performance shall automatically be extended to the next business day.

15.14.                  If any term, covenant or condition of this Agreement or the application thereof to any person or circumstance shall, to any extent, be invalid or unenforceable, the remainder of this Agreement and the application of such terms, covenants and conditions to persons or circumstances other than those as to which it is held invalid or unenforceable, shall not be affected thereby and each term, covenant and condition of this Agreement shall be valid and be enforced to the fullest extent permitted by law.

15.15.                  Notwithstanding the prohibitions against assignment contained in Section 15.03, Purchaser may consummate the acquisition of the Property from Seller as part of a so-called like kind exchange (an “Exchange”) qualifying under §1031 of the Code, provided that: (a) the Closing shall not be delayed or affected by reason of the Exchange, nor shall the consummation or accomplishment of an Exchange be a condition precedent or condition subsequent to Purchaser’s obligations under this Agreement; (b) Purchaser shall effect the Exchange through an assignment of this Agreement, or its rights and obligations under this Agreement, to a “qualified intermediary” (as such term is defined in the applicable Treasury Regulations promulgated under Code §1031) (but such assignment shall not release Purchaser of any liability hereunder); (c) Seller shall not be required to take an assignment of the purchase and sale agreement for the relinquished or replacement property or be required to acquire or hold title to any real property for purposes of consummating an exchange desired by Purchaser; and (d) Purchaser shall pay any additional costs that would not otherwise have been incurred by Seller had Purchaser not consummated the transaction through an Exchange and shall indemnify Seller for all costs loss and liability resulting therefrom.  Seller shall not, by this Agreement or by its acquiescence to an Exchange desired by Purchaser, have its rights under this Agreement affected or diminished in any manner or be responsible in any way for any matter relating to the Exchange.  Without limiting the generality of the foregoing, Seller shall not be responsible for compliance with or be deemed to have warranted to any party that the Exchange in fact complies with §1031 of the Code.  This Section 15.15 shall survive Closing

15.16.                  Seller and Purchaser hereby designate the Title Insurance Company to act as and perform the duties and obligations of the “reporting person” with respect to the transaction contemplated by this Agreement for purposes of 26 C.F.R. Section 1.6045-4(e)(5) relating to the requirements for information reporting on real estate transactions closed on or after January 1, 1991.

15.17.                  IN ANY LAWSUIT OR OTHER PROCEEDING INITIATED BY SELLER OR PURCHASER UNDER OR WITH RESPECT TO THIS AGREEMENT, SELLER AND PURCHASER EACH WAIVE ANY RIGHT IT MAY HAVE TO TRIAL BY JURY.

15.18.                  Each party has been represented by legal counsel in connection with the negotiation of the transactions herein contemplated and the drafting and negotiation of this Agreement.  Each party and its counsel have had an opportunity to review and suggest revisions to the language of this Agreement.  Accordingly, no provision of this Agreement shall be construed for or against or interpreted to the benefit or disadvantage of any party by reason of any party having or being deemed to have structured or drafted such provision.

15.19.                  Subject to the requirements of applicable law and the provisions of this Section 15.19, Seller and Purchaser each hereby covenant that it will not issue any press release or other public written statement with respect to the transaction contemplated hereunder (a “Release”) without the consent of the other party hereto, which consent shall not be unreasonably conditioned, withheld or delayed so long as such Release does not identify any economic terms of the transaction contemplated hereunder or identify Seller; provided, however, Seller and Purchaser each may, without the consent of the other party hereto, issue any Release to its affiliates, agents, prospective investors and their advisors, attorneys, representatives, consultants, the making of which is required or deemed advisable by Seller or Purchaser, as applicable, or its respective counsel, to be disclosed in connection with financial reporting, securities disclosures or other legal, tax or financial requirements or legal guidelines applicable to such party or its respective affiliates.  This Section 15.19 shall survive the Closing.

15.20.                  During the term of this Agreement Seller shall not enter into any other agreement for the purchase and sale of the Real Property.

15.21.                  Seller acknowledges that audited financial statements and operating reports and statements (including, without limitation, rental revenue, repairs and maintenance expenses, utilities, payroll, real estate taxes, insurance, management fees, etc.) of the Property for one prior calendar year of operation and the portion of the calendar year in which the Closing occurs up to the Closing Date may be required to be filed by Purchaser with the Securities and Exchange Commission (the “SEC Requirements”), from time to time, after the Closing, but in no event later than March 31, 2012.  Accordingly, Seller agrees, upon reasonable advance notice delivered prior to March 31, 2012, to reasonably cooperate with Purchaser in such event to provide Purchaser and its representatives with copies of such financial records and financial information as may be necessary to satisfy the SEC Requirements but only to the extent the same are in Seller’s possession or reasonable control.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed the day and year first above written.

SELLER:
4550 CHERRY CREEK TOWER APARTMENTS, LLC, a Colorado limited liability company

By:	/s/ Robert Kass
Name:	Robert Kass
Title:	Vice President

PURCHASER:
BEHRINGER HARVARD MULTIFAMILY OP I LP, a Delaware limited partnership

By:	BHMF, Inc.
a Delaware corporation
its general partner

	By:	/s/ Robert T. Poynter
	Name:	Robert T. Poynter
	Title:	Vice President

The undersigned acknowledged accepts appointment as Escrow Agent, agrees to act as escrow holder in accordance with this Agreement and acknowledges upon its receipt of the Deposit it shall hold those funds in accordance with and subject to the terms of this Agreement.

FIRST AMERICAN TITLE INSURANCE COMPANY OF NEW YORK

By:	/s/ Serena Levy
Name: Serena Levy
Title: AVP